UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
             OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 000-52317


                             ITP ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                             Via Federico Zuccari, 4
                                   Rome, Italy
                                      00153
                               + 39 (06) 5728 8176
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, Par Value $0.001
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)         [X]
       Rule 12g-4(a)(2)         [ ]
       Rule 12h-3(b)(1)(i)      [X]
       Rule 12h-3(b)(1)(ii)     [ ]
       Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date: 20

     Pursuant to the requirements of the Securities Exchange Act of 1934, ITP Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: March 28, 2012                        By: /s/ Manfredi Mazziotti di Celso
                                               ---------------------------------
                                            Name:  Manfredi Mazziotti di Celso
                                            Title: Chief Executive Officer
                                                   (Principal Executive Officer)